As filed with the U.S. Securities and Exchange Commission on April 7, 2025.

Registration No. 333-284851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

ON

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PMGC HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	5912	33-2382547
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

120 Newport Center Drive, Ste. 249

Newport Beach, CA 92660

(888) 445-4886

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Graydon Bensler

Chief Executive Officer and Chief Financial Officer

PMGC Holdings Inc.

120 Newport Center Drive, Ste. 249

Newport Beach, CA 92660

(888) 445-4886

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq. Jeffrey Hua, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Telephone: (212) 658-0458	Michael Harris, Esq. Constantine Christakis, Esq. Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, Florida 33410 (561) 686-3307

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 7, 2025

PRELIMINARY PROSPECTUS

Up to 559,261 Shares of Common Stock Underlying Common Stock Purchase Warrants

PMGC Holdings Inc.

This prospectus relates to the offer and sale, from time to time, by the selling security holders identified in this prospectus (the “Selling Shareholders”) or their permitted transferees, of up to 559,261 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of certain Common Stock Purchase Warrants issued to the Selling Shareholders (each, a “Warrant”) pursuant to the warrant inducement agreements (each, a “Warrant Inducement Agreement”) entered into between the Company and such Selling Shareholders dated January 27, 2025. Each of the Warrants has an exercise price of $4.7667 per share and will be exercisable at any time on or after the Shareholder Approval Date (as such term is defined in the Warrant, and such date, the “Initial Exercise Date”) and on or prior to 5:00pm (New York, New York time) on the five year anniversary of the Initial Exercise Date, provided that if such date is not a Trading Day (as such term is defined in the Warrant), the immediately following Trading Day but not thereafter.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Shareholders by reason of stock splits, stock dividends and other events described therein.

See “Selling Shareholders” for additional information regarding the Selling Shareholders.

We are not selling any shares of our shares of Common Stock pursuant to this prospectus, and we will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Shareholders. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of Common Stock. We are registering the securities for resale pursuant to the Warrant Inducement Agreement. Our registration of the securities covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the shares of Common Stock issuable pursuant to the Warrant Inducement Agreement or the exercise of the Warrants. We cannot predict when and in what amounts or if the Warrants will be exercised. See the section of this prospectus entitled “Selling Shareholders” for more information. However, we will receive proceeds of an aggregate of approximately $2.7 million if the Selling Shareholders exercise all of their Warrants for cash. See “Use of Proceeds.”

On March 26, 2025, at the Company’s in-person Special Shareholders Meeting (“Special Shareholders Meeting”), the shareholders approved the issuance of the Warrant Shares issued under the Warrant Inducement Agreement and the adjustment terms within the Warrants.

The Selling Shareholders may offer and sell the securities covered by this prospectus from time to time. The Selling Shareholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and a “smaller reporting company” and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ELAB.” On April 4, 2025, the last reported sales price of the Common Stock was $4.28 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2025.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” “PMGC,” the “registrant,” “we,” “our” or “us” in this prospectus mean PMGC Holdings Inc. and its wholly owned subsidiaries, PMGC Capital LLC, Northstrive Biosciences Inc. and PMGC Research Inc.;

●	“year” or “fiscal year” means the year ending December 31; and

●	all dollar or $ references, when used in this prospectus, refer to United States dollars.

Any prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Investors should be aware that the historical financial information presented in our previously filed Annual Report on Form 10-K includes Elevai Skincare Inc., which has since been divested. For financial information reflecting this divestiture as of September 30, 2024, investors should refer to our Current Report on Form 8-K filed on January 17, 2025, which includes pro forma financial statements reflecting the impact of the transaction as of such date. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference” in both this prospectus and any prospectus supplement).

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of certain events such as the impact of the war in Ukraine and Israel, any possible recession may have on the sales of our products and any future outbreaks of coronavirus (COVID-19). Accordingly, those third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. Any website references (URLs) in this prospectus are inactive textual references only and are not active hyperlinks. Therefore, such website references and information accessible from the websites do not constitute a part of, and is not incorporated by reference into, the registration statement of which this prospectus forms a part. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus.

The Company

We manage and operate a diverse portfolio of three wholly owned subsidiaries:

●	Northstrive Biosciences Inc. is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines and therapeutic products. Our lead asset, EL-22, is leveraging a first-in-class engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists.

●	PMGC Research Inc., based in Canada, is currently dedicated to medical scientific research and development efforts, utilizing Canadian research grants and partnering with leading Canadian Universities to push the boundaries of innovation.

●	PMGC Capital LLC is a multi-strategy investment firm focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Our mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital.

We are dedicated to enhancing our portfolio through the acquisition of operating companies and innovative biotechnology assets that align with our growth mission, while actively pursuing opportunities to foster growth and drive innovation.

On January 16, 2025, we completed the divestiture of the assets relating to our prior Elevai Skincare Inc. business. Elevai Skincare Inc., previously specializing in developing and commercializing physician-dispensed skincare products, is no longer part of our operations. Post closing of the asset sale, we changed the name of Elevai Skincare Inc. to PMGC Impasse Corp. on January 17, 2025. The Skincare asset divestiture enables us to dedicate more resources and time to advancing our initiatives and assets in larger markets with unmet needs, creating greater growth opportunities for the Company and its shareholders. Our efforts will focus on the clinical development of biotechnology assets through NorthStrive Biosciences Inc. while leveraging our R&D capabilities through PMGC Research Inc. Moreover, this strategic shift positions us to actively explore and execute potential business acquisitions and high-value biotechnology assets, further strengthening our portfolio and driving long-term growth.

Business Strategy

PMGC Holdings Inc. currently operates as a holding company focusing on developing and acquiring biotechnology assets and advancing novel science and discoveries through collaborative strategic research and development partnerships. We intend to find and acquire additional innovative biotechnology assets and operating companies in agnostic sectors.

Research and Development

PMGC Research Inc. collaborates with academic institutions in Canada to advance scientific discoveries and innovative research.. Its partnership with Dr. Stanislav Sokolenko’s Lab at Dalhousie University, supported by the Mitacs Accelerate Grants Program.

Biotechnology Product Development

Northstrive Biosciences Inc. is advancing its lead asset, EL-22, an engineered probiotic designed to preserve muscle mass during weight loss treatments. EL-22 has completed a Phase 1 clinical trial in South Korea, showing promising safety and tolerability results. The Company plans to file an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”) to evaluate EL-22 in combination with GLP-1 receptor agonists. Additionally, EL-32, a preclinical probiotic expressing dual myostatin and activin-A inhibitors, is being developed for muscle preservation in obesity treatments.

Investments

PMGC Capital LLC is a multi-strategy investment firm focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Its mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital. This expansion into capital investment allows the Company to further diversify its portfolio and potential acquire further assets at discounted valuations.

Competition

PMGC Holdings Inc. and its respective subsidiaries, operate in highly competitive and risky industries. Key competitors for NorthStrive Biosciences in the biopharmaceutical sector include companies developing obesity treatments, including GLP-1 receptor agonists and muscle preservation therapies. Key competitors for PMGC Capital in the investment sector include multi-strategy investment firms targeting high yield and return on capital in undervalued companies and assets.

Intellectual Property

We have developed a comprehensive portfolio of intellectual property, consisting of patents, patent applications, domain names, know-how and trade secrets. As of the date of this prospectus, we have two registered domain names, four non-provisional patent applications filed, and four provisional patent applications filed.

We believe our intellectual property adequately protects our products and technology and may prevent others from commercializing products or methods substantially similar to ours.

PMGC Holdings Inc.

Patents

Below is a table, with footnotes, that includes our United States patent applications with their referenced property numbers, which are material to our business as of March 31, 2025:

Property No.	Patent Title	Application Number and Filing Date	Application Type	Jurisdiction	Ownership Status and Expiration Date
1.	Fusion Protein of Myo-2 for Use in Treating Muscle Loss in Obese Patients	63/639,722, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

2.	Combination Therapy of a Fusion Protein of Myo-2 with a GLP-1 Receptor Agonist for Use in Treating Muscle Loss in Obese Patients	63/639,723, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

3.	Pharmaceutical Composition for Treatment of Muscle Loss Due to Obesity	63/639,727, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

4.	Combination Therapy for Treatment of Muscle Loss Due to Obesity	63/639,728, 04/29/2024	Provisional	USA	Elevai Labs, Inc., 04/29/2025

Below is a table that includes our United States patent applications as of March 31, 2025.

Patent Title	Filing Date	Application Type	Jurisdiction
Fusion Protein of Myo-2 for Use in Treating Muscle Loss in Obese Patients (1)	9/30/2024	Non-provisional	USA
Combination Therapy of a Fusion Protein of Myo-2 with a GLP-1 Receptor Agonist for Use in Treating Muscle Loss in Obese Patients (2)	9/30/2024	Non-Provisional	USA
Pharmaceutical Composition for Treatment of Muscle Loss Due to Obesity (3)	10/15/2024	Non-provisional	USA
Combination Therapy for Treatment of Muscle Loss Due to Obesity (4)	04/28/2025	Non-provisional	USA

(1)	Non-provisional patent application based on Property.

(2)	Non-provisional patent application based on Property.

(3)	Non-provisional patent application based on Property.

(4)	Non-provisional patent application based on Property.

Domain Names

We have the right to use the following domain registration issued in the United States, as noted below:

Number	Issue Date	Expiration Date	Registration Agency	Domain Name	Owner
1	July 31, 2024	July 31, 2027	GoDaddy	www.pmgcholdings.com	PMGC Holdings Inc.
2	April 10, 2024	April 10, 2025	GoDaddy	www.northstrivebio.com	PMGC Holdings Inc.

NorthStrive Biosciences Inc.

Patents

Property No.	Licensed Product/ Nation	Registration Number	Registration Date	Title
1.	EL-22 Korea	10-0857861-0000	2008.09.03	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
2.	EL-22 Korea	10-0872042-0000	2008.11.28	Cell Surface Expression Vector of Myostatin and Microorganisms Transformed Thereby
3.	EL-22 USA	8470551	2013.06.25	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
4.	EL-22 Japan	05634867	2014.10.24	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof
5.	EL-22 China	ZL200780101116.2	2013.06.19	Surface Expression Vector for Fusion Protein of Myo-2 Peptide Multimer and Myostatin, and Microorganism Transformed by Therof

Patent Applications

Property No.	Licensed Product/ Nation	Patent Application Serial No	Filing Date	Title
1.	EL-32 USA	18/627,462	2024.04.05	Pharmaceutical composition for alleviation, treatment, and prevention of sarcopenia containing microorganism transformed with cell surface display vector operably linked with gene encoding myostatin and activin A proteins as active ingredient
2.	EL-32 Korea	10-2022-0136606	2022.10.21	A pharmaceutical composition for alleviation, treatment and prevention of sarcopenia containing a microorganism transformed with a vector expressing myostatin and activin A on the cell surface as an active ingredient

Going Concern

As of December 31, 2024, management has determined there is substantial doubt about the Company’s ability to continue as a going concern. The Company may need to obtain funds to support its working capital, the methods of which include, without limitation, the following:

●	this offering;

●	other available sources of financing (including debt) from banks and other financial institutions; and

●	financial support from the Company’s related parties.

There can be no assurance that the Company will be successful in securing sufficient funds to sustain its operations. See “Risk Factors” at page 9.

Recent Developments

●

On March 26, 2025, the Company issued (i) 3,036,437 shares of the Company’s Series B Preferred Stock (“Series B Preferred Stock”) to GB Capital Ltd. (“GB Capital”), a company wholly owned by Graydon Bensler, our Chief Executive Officer, as a signing bonus under that certain Second Amended and Restated Consulting Agreement for Non-Employee Chief Executive Officer between the Company and GB Capital, as amended (such issuance, the “GB Capital Bonus Issuance”) and (ii) 3,336,437 shares of Series B Preferred Stock to Northstrive Companies Inc. (“Northstrive”), a California corporation wholly owned by our Chairman, Braeden Lichti, as a signing bonus pursuant to that certain Second Amended and Restated Consulting Agreement for Non-Executive Chairman between the Company and Northstrive, as amended (such issuance, the “Northstrive Bonus Issuance”).

●	On March 26, 2025, at the Special Shareholders Meeting, the Company’s shareholders approved, amongst other things, (i) the issuance of the Warrant Shares issued under the Warrant Inducement Agreement and the adjustment terms within the Warrants; (ii) the GB Capital Bonus Issuance; and (iii) the Northstrive Bonus Issuance.

●

On March 26, 2025, the Company entered into a first amendment to the exclusive license agreement with MOA Life Plus Co., Ltd. (“MOA”), expanding its rights to include the growing animal health market. The amendment to the existing agreement now covers a broad array of animal health applications, including pharmaceuticals for muscular, metabolic, cardiovascular, neurological, and endocrine conditions, alongside innovative animal health solutions such as feed additive applications. The Company agreed to pay $6,000 and issue 12,000 shares of Common Stock to MOA in exchange for the expansion of its rights.

●	On March 24, 2025, the Company consummated a registered direct offering for the offer and sale of 129,145 shares of Common Stock, in the aggregate, and pre-funded warrants to purchase 165,305 shares of Common Stock (“Pre-Funded Warrants”), in the aggregate (such offering, the “Registered Direct Offering”), pursuant to the terms of that certain Securities Purchase Agreement between the Company and certain institutional investors dated March 21, 2025 (“Securities Purchase Agreement”). The Company received net proceeds of approximately $1,245,305.76 from the Registered Direct Offering, after deducting offering expenses payable by the Company, including placement agent fees, legal fees, and clearing fees. The Company intends to use the net proceeds from this Registered Direct Offering for general corporate purposes and potential acquisitions of operating companies, which companies are yet to be identified at this time. The shares of Common Stock, Pre-Funded Warrants, and the shares underlying the Pre-Funded Warrants were offered pursuant to the (i) registration statement on Form S-3 (File No. 333-284505) filed with the U.S. Securities and Exchange Commission (“SEC”) on January 27, 2025 and declared effective by the SEC on February 7, 2025, and the (ii) prospectus supplement filed with the SEC on March 24, 2025 (such prospectus supplement and the registration statement set forth in clause (i), the “Registered Direct Offering Filings”). Additional details on the Registered Direct Offering, terms of the Securities Purchase Agreement, and terms of the Pre-Funded Warrants are included in the Current Report on Form 8-K filed with the SEC on March 27, 2025 and the Registered Direct Offering Filings, which are incorporated by reference herein.

●	On March 18, 2025, the Company entered into a securities purchase agreement with an existing shareholder, pursuant to which the Company purchased 30 shares of Common Stock from such shareholder at a purchase price of $4.235 per share, and a warrant to purchase 36 shares of Common Stock at an exercise price of $4,200.00 per share, at a purchase price of $0.01. The total purchase price of such common stock and the warrant was equal to approximately $127. The purchase of such Common Stock and warrant was consummated on the same date. The shareholder had initially approached the Company for the share repurchases and purchase of the warrant.

●	On March 10, 2025, the Company effectuated a 1-for-7 reverse stock split of its Common Stock (“Reverse Split”). As a result of the Reverse Split, shareholders entitled to fractional shares received one full share for each fractional portion. The Common Stock began trading on a Reverse Split-adjusted basis on Nasdaq upon the opening of the market on March 10, 2025. The Common Stock was assigned a new CUSIP number (73017P 201) as a result of the Reverse Split. The Company adjusted the number of shares available for future grant under its equity incentive plan and the number of outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued to reflect the effects of the Reverse Split. The Company also adjusted the number of shares of Common Stock underlying outstanding warrants and the exercise price of the outstanding warrants proportionally to reflect the Reverse Split. Pursuant to the Reverse Split, the Company decreased the number of its authorized shares of Common Stock from 2 billion to 285,714,286.

●	On March 7, 2025, the Company entered into two share buyback purchase agreements with two of its existing shareholders, pursuant to which the Company repurchased, in the aggregate, 11 shares of Common Stock from such shareholders at a price of $5.0617 per share. These share repurchases were consummated on the same date. These shareholders had initially approached the Company for the share repurchases.

●

On February 27, 2025, the Company and INmune Bio, Inc. entered into a mutual termination agreement to terminate the Company’s rights under the existing License Agreement, dated January 16, 2024 and amended July 9, 2024, and to release the Company of the remaining undiscounted obligation payable of $950,000.

●

On January 27, 2025, the Company entered into a warrant inducement agreement with certain warrant holders (the “Warrant Holders”), in which the Warrant Holders agreed to reduce the exercise price of warrants that were previously issued to the Warrant Holders by the Company in a public offering (the “Existing Warrants”), which shares of Common Stock underlying the Existing Warrants were registered for sale under the registration statement on Form S-1, as amended (File No. 333-281987), and exercise the Existing Warrants in exchange for the Company issuing warrants (the “New Warrants”) with an exercise price of $19.25 per share (subject to adjustment pursuant to the terms of the warrant agreement for such New Warrants, the “New Warrant Agreement”), to purchase 138,485 shares of Common Stock, in the aggregate (559,261 after adjustments made following the Registered Direct Offering). The transactions contemplated by the Warrant Inducement Agreement and the New Warrant Agreement (the “Warrant Inducement Transactions”) were consummated on January 28, 2025. Pursuant to the Warrant Inducement Transactions, the Company received aggregate gross proceeds up to approximately $1,938,772, before deducting expenses payable by the Company.

●	On January 27, 2025, we filed a shelf registration statement on Form S-3 (File No. 333-284505) containing a base prospectus covering the offering, issuance, and sale by us of up to $100,000,000 of Common Stock, preferred stock, warrants, rights, units and debt securities.

●	In January 2025, the Company announced the sale of its Elevai Skincare subsidiary and signaled a shift toward acquiring transformative assets. This divestiture is part of the Company’s broader strategy to position itself as a diversified holding entity with interests across various growth sectors.

●	In January 2025, Elevai Biosciences Inc. changed its name to Northstrive Biosciences Inc., Elevai Research Inc. changed its name to PMGC Research Inc., and PMGC Capital LLC was formed.

●	In December 2024, Jordan R. Plews resigned as Director of the Company. His resignation was not due to any disagreement with the Company on matters related to operations, policies or practices. This transition marks a continuation of the Company’s strategic adjustments as it evolves its corporate governance structure.

●	In December 2024, PMGC Capital LLC was formed as a multi-strategy investment and advisory services vehicle focused on direct investments, strategic lending, and acquiring undervalued companies and assets across diverse markets. Its mission is to identify and seize high-potential opportunities, delivering sustainable growth and maximizing returns on capital.

●	In December 2024, the Company completed its reincorporation from Delaware to Nevada. The reincorporation was executed through an Agreement and Plan of Merger dated as of November 22, 2024, by and between Elevai Labs Inc. and PMGC Holdings Inc., in which Elevai Labs Inc. merged with and into PMGC Holdings Inc., with PMGC Holdings Inc. surviving. The reincorporation did not affect business operations, management or stockholder ownership interests and enables the Company to operate under Nevada corporate laws.

●	In December 2024, the Company dismissed TPS Thayer, LLC (“TPS Thayer”) as its independent registered public accounting firm and engaged HTL International, LLC (“HTL International”) as its replacement, reflecting the Company’s efforts to strengthen its financial oversight. HTL International and TPS Thayer had entered into a strategic collaboration in November 2024, in which TPS Thayer’s audit partners and team members transitioned to HTL.

●	On November 27, 2024, the Company effected a 1-for-200 reverse stock split, aligning its share structure with the compliance requirements of The Nasdaq Stock Market LLC (“Nasdaq”).

The reverse stock split was on a ratio of two hundred old common shares for every one share of new post reverse split Common Stock.

Corporate History and Structure

PMGC Holdings Inc. was originally incorporated in Delaware in June 2020 under the name Reactive Medical Labs Inc. In June 2021, we entered into a stock transfer agreement with Reactive Medical Inc., a Canadian company, whereby we acquired substantially all of the assets and liabilities of Reactive Medical Inc. Under this agreement, we acquired 100% of the issued and outstanding common shares of Reactive Medical Inc. Before the agreement, BWL Investments Ltd., a British Columbia corporation, owned 100% of the issued and outstanding common shares of Reactive Medical Inc. In consideration for these shares, we issued 1 shares of our Common Stock to BWL Investments Ltd. Upon completion of the stock transfer agreement, Reactive Medical Inc. became our wholly owned subsidiary. In September 2022, Reactive Medical Inc. changed its name to Elevai Research Inc.

In December 2024, we reincorporated in Nevada through a merger agreement pursuant to the Agreement and Plan of Merger dated as of November 22, 2024, by and between Elevai Labs Inc. and PMGC Holdings Inc. Following the reincorporation, our corporate name changed to PMGC Holdings Inc., and our operations and governance are now subject to Nevada corporate laws. This strategic move to Nevada, along with our historical and ongoing corporate actions, reflects our commitment to enhancing operational flexibility and pursuing opportunities for growth.

As of the date of this prospectus, we are qualified to do business as a foreign corporation in the state of California. Our telephone number is (888) 445-4886. Our website address is www.pmgcholdings.com. Information contained on our website or connected thereto or on any other website referred to herein or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Our principal executive offices remain located at 120 Newport Center Dr., Suite 249, Newport Beach, CA 92660.

We have three operating wholly owned subsidiaries, Northstrive Biosciences Inc., PMGC Research Inc. and PMGC Capital LLC.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

The RESALE offering

Common Stock offered	559,261 shares

Shares of Common Stock outstanding before this offering(1)	707,076 shares

Shares of Common Stock outstanding after this offering(1)(2)	1,266,337 shares

Use of proceeds	We will not receive any proceeds from the sale of Common Stock being registered in this prospectus. However, we expect to receive proceeds from the exercise of the Warrants, if any.

Trading Symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ELAB.”

Risk factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

(1)	As of March 31, 2025 and excludes:

	●	460 shares of common stock reserved for issuance under the Company’s 2020 Equity Incentive Plan, as amended;

●	54 shares of common stock issuable upon exercise of the warrants at a price of $5,600.00 per share issued to the underwriters in the initial public offering of the Company;

●	139,978 shares of common stock issuable upon exercise of outstanding warrants with an average weighted exercise price of $88.67 per share;

●	699 shares of common stock issuable upon exercise of outstanding options with an average weighted exercise price of $2,347.25 per share, of which a total of 605 option shares have vested; and

●	101 shares of Common Stock held in treasury.

(2)	Assumes the issuance of all shares issuable upon exercise of the Warrants.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

IN ADDITION TO RISKS MENTIONED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT OUR BUSINESS OPERATIONS AND THE VALUE OF OUR SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	Our ability to raise sufficient capital from this offering;

●	Our ability to effectively operate our business segments;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and the securities being offered hereby.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

All of the securities offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we will receive proceeds of an aggregate of approximately $2.7 million if the Selling Shareholders exercise all of their Warrants for cash, excluding fees payable to Univest Securities, LLC and other expenses. We intend to use any proceeds from the exercise of the Warrants for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. We may use proceeds from the exercise of the Warrants in ways with which you may not agree or in ways which may not yield a significant return.

The Selling Shareholders will pay any underwriting discounts and selling commissions and pay any brokerage fees or commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in selling the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock may be sold by the Selling Stockholders under this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividends on our capital stock to date. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Nevada law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MARKET INFORMATION

Our Common Stock is currently listed on Nasdaq under the symbol “ELAB.” As of March 31, 2025, there were 43 holders of record of our Common Stock. The actual number of stockholders of our Common Stock is greater than the number of record holders and includes holders of our Common Stock whose shares of Common Stock are held in street name by brokers and other nominees.

PRINCIPAL STOCKHOLDERS

The following table provides information with respect to the beneficial ownership of our Common Stock as of March 31, 2025 by:

●	each of our executive officers and directors;

●	all of our current directors and executive officers as a group; and

●	each person or entity, or group of persons or entities, known by us to own beneficially more than 5% of our Common Stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of March 31, 2025. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Percentage ownership is based on 707,076 shares of Common Stock outstanding as of March 31, 2025.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Beneficial Ownership Prior to this Offering		Percentage of Beneficial Ownership After this Offering
5% or Greater Shareholders:
Directors, Named Executive Officers and Other Executive Officers:
Graydon Bensler, Chief Executive Officer, Chief Financial Officer and Director	745	(2)	*	%	*	%
Braeden Lichti, Chairman of the Board	2,733	(3)	*	%	*	%
Jeffrey Parry, Director	58	(4)	*	%	*	%
George Kovalyov, Director	-		-%		-%
Juliana Daley, Director	25	(5)	*	%	*	%
All executive officers and directors as a group (5 persons)	3,179	(6)	*	%	*	%

*	Denotes less than one (1%) percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is our address of c/o PMGC Holdings Inc., 120 Newport Center Drive, Ste. 250, Newport Beach, CA 92660.

(2)	Consists of (i) 602 shares of Common Stock held by GB Capital Ltd., of which Mr. Bensler has sole voting and dipositive power over the shares and (ii) 143 shares of Common Stock that Mr. Bensler has the right to acquire from us within 60 days of March 31, 2025 pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(3)	Consists of (i) 143 shares of Common Stock that Mr. Lichti has the right to acquire from us within 60 days of March 31, 2025, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan, (ii) 1,362 shares of Common Stock held by BWL Investments Ltd., of which Mr. Lichti has sole voting and dipositive power over the shares, (iii) 592 shares of Common Stock held by BWL Holdings Ltd., of which Mr. Lichti has sole voting and dipositive power over the shares, (iv) 592 shares of Common Stock held by Northstrive Fund II LP of which Mr. Lichti has sole voting and dipositive power over the shares and (v) 44 shares of Common Stock underlying warrants held by BWL Investments Ltd.

(4)	Consists of (i) 30 shares of Common Stock and (ii) 29 shares of Common Stock that Mr. Parry has the right to acquire from us within 60 days of March 31, 2025, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(5)	Consists of (i) one share of Common Stock and (ii) 24 shares of Common Stock that Ms. Daley has the right to acquire from us within 60 days of March 31, 2025, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(6)	Consists of (i) 3,179 shares of Common Stock beneficially owned by our directors and executive officers and (ii) 339 shares of Common Stock underlying outstanding options, exercisable within 60 days of March 31, 2025 and (iii) 44 shares of Common Stock underlying warrants.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale, from time to time, of up to 559,261 shares of our Common Stock by the stockholders identified in the table below, who we refer to in this prospectus as the “Selling Shareholders” and their respective transferees, pledgees, donees, assignees or other successors (each also a Selling Shareholder for purposes of this prospectus). The Selling Shareholders identified below may currently hold or acquire at any time shares of our Common Stock in addition to those registered hereby.

We are registering these 559,261 shares of our Common Stock for sale by the Selling Shareholders named below pursuant to the Warrant Inducement Agreement and the Warrants, as described below.

The percent of beneficial ownership for the Selling Shareholders is based on 707,076 shares of Common Stock outstanding as of March 31, 2025. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, each Selling Shareholder listed below has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by it.

Information concerning the Selling Shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional Selling Shareholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the Selling Shareholders.

The Selling Shareholders are not obligated to sell any of the shares of our securities offered by this prospectus. Because each Selling Shareholder identified in the table below may sell some or all of the shares of our securities owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Shareholders.

In addition, subject to applicable law, each Selling Shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our securities it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the Selling Shareholder provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that each Selling Shareholder will sell all of the shares of our Common Stock beneficially owned by it that are covered by this prospectus but will not sell any other shares of our Common Stock that it may currently own.

		Maximum
	Number of	Number of	Number of
	Shares of	Shares of	Shares of
	Common	Common	Common
	Stock	Stock to	Stock	Percentage of
	Beneficially	be Sold	Beneficially	Beneficial
	Owned	Pursuant	Owned	Ownership
	Prior to	to this	After	After
Name of Selling Shareholder	Offering(1)	Prospectus(2)	Offering(3)	Offering
Altium Healthcare Long Short Onshore Fund LP(4)	111,852	111,852	0	0%
Anson East Master Fund LP(5)	24,608	24,608	0	0%
Anson Investments Master Fund LP(6)	87,245	87,245	0	0%
L1 Capital Global Opportunities Master Fund (“L1”) (7)	111,852	111,852	0	0%
Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) (8)	111,852	111,852	0	0%
S.H.N. Financial Investments Ltd. (“SHN”) (9)	111,852	111,852	0	0%
Total	559,261	559,261	0	0%

(1)	Includes both the shares Common Stock owned by such Selling Shareholder prior to this Offering and the shares of Common Stock issuable upon exercise of such Selling Shareholder’s Warrants.

(2)	Includes shares issuable upon the exercise of the Warrants.

(3)	Assumes that the Selling Shareholders will sell all of the shares of Common Stock beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional shares of our Common Stock.

(4)	Such Selling Shareholder’s mailing address is 152 West 57th Street, 20th Floor, New York, NY 10019. Jacob Gottlieb may be deemed to have sole voting and dispositive power with respect to the shares held by Altium Growth Fund, LP.

(5)	Such Selling Shareholder’s mailing address is principal business address is Maples Corporate Services Limited, PO Box 309, Ugland house, Grand Kayman, KY1-1104, Cayman Islands. Anson Advisors Inc and Anson Funds Management LP, the co-investment advisers of Anson East Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(6)	Such Selling Shareholder’s principal business address is Maples Corporate Services Limited, PO Box 309, Ugland house, Grand Kayman, KY1-1104, Cayman Islands. Anson Advisors Inc and Anson Funds Management LP, the co-investment advisers of Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(7)	Such Selling Shareholder’s mailing address is P.O. Box 10085, 161A Shedden Road, 1 Artillery Court, Grand Kayman KY1-1001, Cayman Islands. David Feldman and Joel Arber are the Directors of L1. As such, L1, Mr. Feldman, and Mr. Arber may be deemed to beneficially own these shares (as such term is defined in Rule 13d-3 of the Exchange Act. To the extent that Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these shares for all other purposes.

(8)	Such Selling Shareholder’s mailing address is Arik Einstein 3, Herzliya, Israel. Sabby Management, LLC, the invesetment manager to this Selling Shareholder, has discretionary authority to vote and dipose of these shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares.

(9)	S.H.N. Financial Investments Ltd.’s mailing address is Arik Einstein Street 3, Herzliya, Israel. Nir Shamir is the Chief Executive Officer of SHN and may be deemed to beneficially own these Shares. To the extent Mr. Shamir is deemed to beneficially has sole voting and dispositive power over the shares.

DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Articles of Incorporation and our Bylaws.

General

We are authorized to issue two classes of stock. The total number of shares of stock which we are authorized to issue is 785,714,286 shares of capital stock, 285,714,286 of which are Common Stock, $0.0001 par value per share, of which 707,076 shares of which are outstanding as of March 26, 2025, and 500,000,000 shares of which are preferred stock, of which 300,000,000 shares have been designated as Series B Preferred Stock. As of the date of this prospectus, no shares of preferred stock of the Company are issued and outstanding. As of March 31, 2025, there were 43 holders of record of our Common Stock.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting Rights. Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under Nevada law, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our Common Stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our Common Stock that are not to be issued upon conversion of the convertible promissory notes have no subscription, redemption or conversion privileges; in addition, such Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Other Securities of the Company Not Being Offered in this Offering

The following is a description of securities of the Company other than the Common Stock offered hereby.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are issued and outstanding. However, our Board has the authority to issue up to 500,000,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

While we do not currently have any plans for the issuance of any shares of preferred stock, the issuance of shares of preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the Common Stock;

●	Diluting the voting power of the Common Stock;

●	Impairing the liquidation rights of the Common Stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Series B Preferred Stock

We have authorized 300,000,000 shares of preferred stock named “Series B Preferred Stock.” The terms of the Series B Preferred Stock are as follows:

Redemption Rights

The Series B Preferred Stock have no redemption rights.

Dividend Rights

Holders of Series B Preferred Stock are not entitled to dividends unless the Board determines in its sole discretion to issue dividends to such holders. With respect to the payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the Series B Preferred Stock will rank: (i) pari passu with the Company’s Series A Preferred Stock solely to the extent that such parity does not result in the Series B Preferred Stock having priority over the Company’s Common Stock; and (ii) junior to all Indebtedness (as defined below) of the Company now existing or hereafter authorized (including Indebtedness convertible into Common Stock).

“Indebtedness” means (i) all obligations of the Company or any Subsidiary for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes, or similar instruments, (iii) all letters of credit and letters of guaranty in respect of which the Corporation or any of its Subsidiaries is an account party, (iv) all securitization or similar facilities of the Company or any of its Subsidiaries, and (iv) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, or any other entity.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust, or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company (each of such events, “Liquidation”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, on parity with the holders of shares of Common Stock or any other class or series of capital stock of the Company, and without any preference over any other class or series of capital stock of the Company, an amount equal to the same per share liquidating distribution received by holders of Common Stock. In the event that, upon such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Common Stock, Series B Preferred Stock, or other class of capital stock entitled to distributions upon Liquidation, then such stockholders shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If a Deemed Liquidation (as defined below) occurs, the holders of the Company’s capital stock entitled to a distribution on Liquidation will have the option of receiving liquidation distributions as set forth in the above paragraph.

“Deemed Liquidation” means any of the following events: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another entity, (ii) the Company, directly or indirectly, effects any sale, assignment, transfer, conveyance, or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer, or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender, or exchange their shares for other securities, cash, or property and has been accepted by the holders of more than 50% of the outstanding Common Stock or more than 50% of the voting power of the common equity of the Company, or (iv) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger, or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the voting power of the Common Stock of the Company; provided, however, that the issuance of Common Stock in a financing transaction engaged in by the Company shall not be a Deemed Liquidation unless it results in more than 50% of the voting power of Common Stock being issued to one stockholder or a number of stockholders who report on a Schedule 13G or Schedule 13D pursuant to Section 13(d) of the Exchange Act that they are acting as a single group in holding the Common Stock

Conversion Rights

The Series B Preferred Stock have no conversion rights.

Voting Rights

Holders of Series B Preferred Stock have the right to vote on all matters concerning the Common Stock in an amount equal to the number of shares of Common Stock underlying a share of Series B Preferred Stock on an as-converted basis on the record date for such vote. The Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series B Preferred Stock shall vote as a single class and such voting rights are identical in all respects. The voting rights of the Series B Preferred Stock will not be adjusted or otherwise effected by any stock split, stock dividend, recapitalization, or similar event affecting any other class of capital stock of the Company, and each share of Series B Preferred Stock shall have one (1) vote per share on all matters on which it is entitled to vote regardless of any corporate action affecting the Common Stock or any other class of stock of the Company.

As long as any shares of Series B Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, provided that such vote shall be limited solely to matters directly and materially affecting the rights, preferences, and privileges of the Series B Preferred Stock, and shall not provide the Series B Preferred Stock with any rights superior to those held by Common Stockholders, and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect: (i) amend the Company’s Articles of Incorporation or Bylaws so as to adversely alter the rights, preferences, privileges or powers of the Series B Preferred Stock; (ii) create any new class or series of shares pari passu or senior to the Series B Preferred Stock without a proportionate impact on all equity holders; (iii) pay or declare any dividend on Common Stock or junior securities of the Corporation, or incur Indebtedness in any single transaction in excess of $1 million, provided that the actions apply on the same terms to all holders of capital stock and do not provide a preference to Series B Preferred Stock over Common Stock; or (iv) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock (other than (x) the repurchase of shares of Common Stock pursuant to a written benefit plan or employment or consulting agreement, or (y) the repurchase of any equity securities in connection with the Corporation’s right of first offer with respect to those securities contained in any written agreement with the Company), provided that the transactions occur on terms that do not disproportionately benefit the Series B Preferred Stock over the Common Stock, and are conducted in accordance with applicable law and existing agreements.

Preemptive Rights

Holders of Series B Preferred Stock have no preemptive rights.

Warrants

Representative Warrants

On November 24, 2023, we issued the underwriter in our initial public offering warrants (the “Representative’s Warrants”) to purchase an aggregate of 54 shares of our Common Stock, at an exercise price of $5,600.00 per share. The Representative’s Warrant may be exercised beginning on November 24, 2023, until November 24, 2029. As of September 16, 2024, no Representative’s Warrants have been exercised.

Warrants Issued Pursuant to Warrant Inducements

On January 27, 2025, we entered into a warrant inducement agreement (“Warrant Inducement Agreement”) with certain warrant holders (the “Warrant Holders”), which Warrant Inducement Agreement references the Company’s common stock purchase warrants (the “Existing Warrants”) registered for sale under the registration statement on Form S-1 (File No. 333-281987) to purchase shares of the Company’s Common Stock.

Pursuant to the Warrant Inducement Agreement, the holders of the Existing Warrants agreed to reduce the exercise price of their Existing Warrants from $78.40 per share to $14.00 per share and to exercise such Existing Warrants at the reduced exercise price. Additionally, the Company agreed to issue unregistered warrants (the “New Warrants”) with an exercise price of $19.25 per share (subject to adjustment pursuant to the terms of the warrant agreement for such New Warrants (the “New Warrant Agreement”), to purchase 138,485 shares of Common Stock, in the aggregate.

The transactions contemplated by the Warrant Inducement Agreement and the New Warrant Agreement (the “Warrant Inducement Transactions”) were consummated or January 28, 2025. Pursuant to the Warrant Inducement Transactions, the Company received aggregate gross proceeds up to approximately $1,938,772, before deducting expenses payable by the Company.

Pre-Funded Warrants

On March 24, 2025, the Company consummated the Registered Direct Offering, pursuant to which, amongst other securities, the Company offered and sold Pre-Funded Warrants to purchase 165,305 shares of Common Stock (“Pre-Funded Warrants”), in the aggregate, pursuant to the terms of that certain Securities Purchase Agreement between the Company and certain institutional investors dated March 21, 2025 (“Securities Purchase Agreement”). The shares of Common Stock, Pre-Funded Warrants, and the shares underlying the Pre-Funded Warrants were offered pursuant to the (i) registration statement on Form S-3 (File No. 333-284505) filed with the SEC on January 27, 2025 and declared effective by the SEC on February 7, 2025, and the (ii) prospectus supplement filed with the SEC on March 24, 2025 (such prospectus supplement and the registration statement set forth in clause (i), the “Registered Direct Offering Filings”).

Convertible Notes

As of March 31, 2025, there are no convertible notes outstanding.

Options

As of March 31, 2025, there were 699 shares of common stock issuable upon exercise of outstanding options with an average weighted exercise price of $2,347.25 per share, of which a total of 605 option shares have vested.

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, Nevada Revised Statues (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ELAB.”

PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the Selling Shareholders or their permitted transferees, of up to 559,261 Warrant Shares.

The shares of Common Stock offered by this prospectus are being offered by the Selling Shareholders. The shares of Common Stock may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Warrant Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Warrant Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Warrant Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholders may be deemed as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholders have informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of the Warrant Shares that they have acquired and may in the future acquire from us pursuant to the Warrants or otherwise. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholders have informed us that each such broker-dealer will receive commissions from the Selling Shareholders that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Warrant Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Warrant Shares sold by the Selling Shareholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Warrant Shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of Warrant Shares sold by the Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of the Warrant Shares offered by this prospectus by the Selling Shareholders including the names of any brokers, dealers, underwriters or agents participating in the distribution of such Warrant Shares by the Selling Shareholders any compensation paid by the Selling Shareholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Warrant Shares covered by this prospectus by the Selling Shareholders. We have reserved up to 969,386 shares of our Common Stock that we may issue to the Selling Shareholders as shares issuable pursuant to the exercise of the Warrants.

This offering will terminate on the date that all Warrant Shares offered by this prospectus have been sold by the Selling Shareholders.

Our Common Stock are listed on the Nasdaq Capital Market under the symbols “ELAB.” On March 31, 2025, the closing price of our Common Stock was $4.63.

EXPERTS

Our financial statements as of December 31, 2024 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of HTL International, LLC, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting. Our financial statements as of December 31, 2023 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of TPS Thayer, LLC, our former independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://www.pmgcholdings.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not incorporated herein by references or otherwise a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement and subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025;

●	the Registrant’s Definitive Schedule 14A, filed with the SEC on March 6, 2025;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC on December 23, 2024, January 7, 2025, January 14, 2025, January 16, 2025, January 17, 2025, January 27, 2025, January 28, 2025, February 19, 2025, February 27, 2025, March 3, 2025, March 6, 2025, March 11, 2025, March 21, 2025, and March 27, 2025, to the extent the information in such report is filed and not furnished.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all costs and expenses, other than the estimated placement agent fees and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$408.14
Printing expenses	$14,000
Legal fees and expenses	$65,000
Accounting fees and expenses	$5,000
Transfer agent and registrar fees and expenses	$0
Miscellaneous fees and expenses	$0
Total	$84,408.14

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding securities issued by us within the last three years from March 31, 2025 which were not registered under the Securities Act of 1933, as amended.

●	In April and May 2022, the Company issued promissory notes to 5 investors (including 2 directors of the Company) for a total amount of $183,970. The promissory notes carry simple interest at a rate of eight percent (8%) per annum. The notes also carry 100% warrant coverage. Each lender is entitled to receive a warrant to purchase shares of Common Stock. Each warrant is exercisable for that number of shares of Common Stock determined by dividing the warrant coverage amount by the conversion price and shall have a term of five (5) years. The exercise price for the Common Stock purchasable upon exercise of the warrants shall be equal to 150% of the price per share paid for the conversion shares. The promissory notes and all accrued but unpaid interest automatically converted into the next equity financing, the Series A round. The conversion price was 60% of the price paid per share for equity securities in the next equity financing, the Series A round. On July 15 2022, $183,970 of principal and $2,614 of accrued interest, converted into the series A round for a total of 167 shares and 167 warrants. The warrants have an exercise price of $2,816.898.

●	On July 15, 2022, the Company closed the first tranche of its series A financing and issued 779 series A preferred shares for gross proceeds of $1,462,146 (excluding the conversion of the promissory notes referred to immediately above).

●	On July 27, 2022, the Company closed the second tranche of its series A financing and issued 250 series A preferred shares for gross proceeds of $469,207.

●	On August 4, 2022, the Company closed the third tranche of its series A financing and issued 80 series A preferred shares for gross proceeds of $150,080.

●	On October 10, 2022, the Company closed the fourth tranche of its series A financing and issued 56 series A preferred shares for gross proceeds of $104,988.

●	In December 2022, 30 stock options with an exercise price of $840 were exercised in exchange for 30 shares of Common Stock for total proceeds of $25,000.

●	In January 2023, 45 stock options with an exercise price of $840 were exercised in exchange for 45 shares of Common Stock for total proceeds of $37,500.

●	On March 2, 2023, the Company amended its certificate of incorporation to increase the number of Common Stock authorized for issuance from 2,714,286 to 42,857,143. On the same date, the Company increased the aggregate number of shares allocated and made available for issuance pursuant to stock options granted under the Company’s 2020 equity incentive plan from 1,096 to 1,239 shares.

●	On March 3, 2023, the Company issued 179 shares of Common Stock and 179 warrants to purchase 179 shares of Common Stock for gross proceeds of $750,000. Each warrant has a term of three years and 180 days subject to the Company’s ability to accelerate the warrant expiration date. The warrants have an exercise price of $4,200.00.

●	From March 15, 2023, to May 19, 2023, the Company issued 77 shares of Common Stock for gross proceeds of $ 323,589.

●	On June 1, 2023, the Company granted 171 stock options (57 each) to its independent directors with a contractual life of ten years and exercise price of $7,000.00 per Common Stock. The options vest 25% on the first anniversary of the grant date and the remaining 75% vest evenly over 36 months thereafter.

●	On August 24, 2023, the Company issued 33 shares of Common Stock for gross proceeds of $140,000.

●	On September 13, 2023, the Company issued 60 shares of Common Stock and 72 warrants to purchase 72 shares of Common Stock for gross proceeds of $249,996. Each warrant has a term of three years and 180 days. The warrants have an exercise price of $4,200.00.

●	On April 30, 2024, the Company issued 679 shares of common stock to a licensor as consideration for the license of two product candidates and related rights, with a cost basis of $981.40 per share.

●	On July 31, 2024, we entered into a securities purchase agreement with certain investors pursuant to which we sold, in a private placement, notes with an aggregate principal amount of $1,150,000, with an original issue discount of $150,000. As consideration for entering into this securities purchase agreement, we issued a total of 929 shares of common stock of the Company to these investors on August 2, 2024.

●	On January 27, 2025, the Company entered into a warrant inducement agreement with certain warrant holders (the “Warrant Holders”), in which the Warrant Holders agreed to reduce the exercise price of warrants that were previously issued to the Warrant Holders by the Company in a public offering (the “Existing Warrants”), which shares of Common Stock underlying the Existing Warrants were registered for sale under the registration statement on Form S-1, as amended (File No. 333-281987), and exercise the Existing Warrants in exchange for the Company issuing warrants (the “New Warrants”) with an exercise price of $19.25 per share (subject to adjustment pursuant to the terms of the warrant agreement for such New Warrants, the “New Warrant Agreement”), to purchase 138,485 shares of Common Stock, in the aggregate. The transactions contemplated by the Warrant Inducement Agreement and the New Warrant Agreement (the “Warrant Inducement Transactions”) were consummated or January 28, 2025. Pursuant to the Warrant Inducement Transactions, the Company received aggregate gross proceeds up to approximately $1,938,772, before deducting expenses payable by the Company.

These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

Exhibit No.	Description
3.1*	Articles of Incorporation of the Registrant
3.2*	Bylaws of Registrant
3.3*	Certificate of Designations, Rights, and Preferences of Series B Preferred Stock
3.4	Amended and Restated Certificate of Designations, Rights, and Preferences of Series B Preferred Stock (included as Exhibit 3.1 in the Current Report on Form 8-K filed with the SEC on February 27, 2025, and incorporated herein by reference).
3.5	Certificate of Amendment to the Amended and Restated Certificate of Designations, Rights, and Preferences of Series B Preferred Stock (included as Exhibit 3.2 in the Current Report on Form 8-K filed with the SEC on February 27, 2025, and incorporated herein by reference).
3.6	Certificate of Amendment to the Articles of Incorporation filed on February 28, 2025 (included as Exhibit 3.1 in the Current Report on Form 8-K filed with the SEC on March 6, 2025, and incorporated herein by reference).
5.1	Opinion of Counsel to Registrant
10.1*	2020 Equity Incentive Plan, as amended, and forms of award agreements thereunder
10.2*	Form of Amended and Restated Consulting Agreement between the Registrant and Northstrive Companies Inc.
10.3*	Form of Advisory Agreement between the Registrant and Braeden Lichti
10.4*†	Authorized Distributor Agreement, dated August 30, 2022, between the Registrant and Refine USA, LLC
10.5*†	Authorized Distributor and Trademark License Agreement, dated January 17, 2022, between the Registrant and Dermapenworld Pty Ltd
10.6*†	Collaboration Agreement, dated November 28, 2023, by and between the Registrant and Yuva BioSciences, Inc.
10.7*†	License Agreement, dated January 16, 2024, by and between the Company and INmune Bio, Inc.
10.8*†#	Employment Agreement of Jordan R. Plews, dated September 26, 2021.
10.9*†	Employment Agreement of Brenda Buechler, dated June 24, 2022.
10.10*†	Employment Agreement of Chris Kraneiss, dated August 6, 2022.
10.11*†	License Agreement, dated April 30, 2024, by and between the Company and MOA Life Plus Co., Ltd.
10.12*	Consulting Agreement with Santorio Biomedical, LLC.
10.13*#	Amended and Restated Consulting Agreement by and between the Company and GB Capital Ltd.
10.14*#	Amended and Restated Consulting Agreement by and between the Company and NorthStrive Companies Inc.
10.15*#	Chairman Appointment Letter to Mr. Braeden Lichti
10.16*	Termination Agreement by and between the Company and Mr. Lichti
10.17*†	First Amendment to License Agreement dated as of July 9, 2024, by and between the Company and INmune Bio, Inc.
10.18*	Form of Securities Purchase Agreement dated September 22, 2024
10.19*	Second Amended and Restated Consulting Agreement for Non-Employee Chief Executive Officer by and between the Company and GB Capital Ltd
10.20*	Second Amended and Restated Consulting Agreement for Non-Executive Chairman by and between the Company and Northstrive Companies Inc.
10.21*	Amendment to the Second Amended and Restated Consulting Agreement for Non-Employee Chief Executive Officer by and between the Company and GB Capital Ltd
10.22*	Amendment to the Second Amended and Restated Consulting Agreement for Non-Executive Chairman by and between the Company and GB Capital Ltd Northstrive Companies Inc.
10.23*	Form of Warrant Inducement Agreement
10.24*	Form of Warrant
10.25	Form of Securities Purchase Agreement dated March 21, 2025 (included as Exhibit 10.1 in the Current Report on Form 8-K filed with the SEC on March 27, 2025 and incorporated herein by reference).
10.26	Form of Pre-Funded Warrant (included as Exhibit 4.1 in the Current Report on Form 8-K filed with the SEC on March 27, 2025 and incorporated herein by reference).
10.27	Form of Placement Agency Agreement (included as Exhibit 10.2 in the Current Report on Form 8-K filed with the SEC on March 27, 2025 and incorporated herein by reference).
16.1*	Letter from TPS Thayer, LLC
21.1*	List of Subsidiaries
23.1	Consent of Counsel to Registrant (included in Exhibit 5.1).
23.2	Consent of TPS Thayer
23.3	Consent of HTL International, LLC
24.1	Powers of Attorney (included on signature page).
107	Filing Fee Table
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Previously filed.

#	Management contract or compensatory plan.

†	Certain portions of this document that constitute confidential information have been redacted in accordance with Item 601(b)(10) of Regulation S-K.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on April 7, 2025.

PMGC HOLDINGS INC.

By:	/s/ Graydon Bensler
Graydon Bensler
Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Graydon Bensler as his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Graydon Bensler	Chief Executive Officer, Chief Financial Officer and Director	April 7, 2025
Graydon Bensler	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ *	Chairman of the Board of Directors	April 7, 2025
Braeden Lichti

/s/ *	Director	April 7, 2025
Jeffrey Parry

/s/ *	Director	April 7, 2025
Juliana Daley

/s/ *	Director	April 7, 2025
George Kovalyov

/s/ Graydon Bensler	Director	April 7, 2025
Graydon Bensler (attorney-in-fact)